Orrick, Herrington & Sutcliffe LLP


                                 August 7, 1998


VIA FACSIMILE AND EDGAR


Mr. John W. Jones
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


          Re:  Aramex International Limited (the "Company")
               Registration Statement on Form F-3
               Registration Statement No. 333-60715
               --------------------------------------------


Dear Mr. Jones:


     In connection with the Company's Registration Statement on Form F-3, Registration Statement No. 333-60715, filed with the Securities and Exchange Commission on August 5, 1998 (the "Registration Statement"), please be advised that the Company wishes to include a delaying amendment to the Registration Statement.


     Please direct any comments you may have regarding this filing to me at
(212) 506-5387.


                                       Very truly yours,




                                       /s/ Caterina A. Conti
                                       ---------------------
                                           Caterina A. Conti